Exhibit 99.1

PolarityTE Announces Successful Completion of Initial

Pre-IND Interaction with U.S. Food and Drug

Administration for SkinTE®

PolarityTE Plans to Submit an Investigational New Drug (IND) Submission for One

or More Indications in the Second Half of 2021

SALT LAKE CITY, November 2, 2020 — PolarityTE, Inc. (Nasdaq: PTE) announced that it recently received written responses from FDA following a Type B Pre-IND meeting request that the Company submitted in August 2020 regarding an indication for SkinTE to treat diabetic foot ulcers (DFUs). FDA’s responses included, among other things, feedback and recommendations on SkinTE manufacturing, preclinical studies, clinical data submitted in the Company’s briefing package, and additional clinical studies to support our IND submission. The Company expects to discuss additional indications in pressure injuries and traumatic wounds with FDA in the coming months. Based on the FDA input gathered in these interactions, the Company plans to prepare and submit an IND to enable clinical studies for one or more indications in the second half of 2021.

The Company believes that the guidance and recommendations received from FDA provide a well-defined regulatory pathway, and plans to proceed with IND-enabling activities over the coming months. In addition, the Company is developing a strategy to pursue multiple indications based on its continuing dialog with the FDA regarding the DFU indication, and additional planned meetings regarding other indications.

The Company previously announced that it will report earnings for calendar third quarter 2020 on November 9, 2020, and plans to provide additional detail and discuss the FDA’s feedback during the earnings call on November 9, 2020 at 8:00 a.m. Eastern Time. A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast – CLICK HERE

Richard Hague, President and Chief Operating Officer, commented “We are pleased to have received helpful feedback from FDA regarding SkinTE for treatment of DFUs, and we believe that FDA’s responses generally track established guidance for sponsors of biologics. We plan to continue our dialog with FDA over the coming months as we work to finalize our development plan for DFUs and other indications such as trauma and pressure wounds.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE®

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Important Safety Information

SkinTE is donated human tissue for autologous, single application use only. SkinTE has not been evaluated for infectious substances. SkinTE may contain trace amounts of antibiotics (e.g., gentamicin), which may potentially cause an adverse effect in patients who are hypersensitive or allergic to antibiotics. For patients sensitive to or allergic to gentamicin, alternative processing is available with prior notice. Patients with multiple comorbidities, or who have any condition that could compromise recipient site vascularity and wound healing, should be carefully evaluated prior to using SkinTE. Such conditions may prevent successful outcomes or lead to suboptimal results. Failure to ensure proper aseptic technique may result in contamination of the harvested skin, donor site, tissue product and/or wound bed, and could result in potential adverse events including local, regional, or systemic infection, failure of the graft to take upon deployment, failure of skin to heal and/or regenerate, deleterious effects on potential surrounding or adjacent reconstructions including infection, failure of adjacent grafted material to take and heal, the need for further surgical operations(s), and/or debridement or other serious injuries or death. Failure to follow instructions may lead to suboptimal outcomes, product failure and/or patient harm. Outcomes may vary. Risks also include those associated with skin grafting such as graft failure, infection, and/or effects adjacent tissue or reconstructions.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697